Purchase Agreement

This Purchase Agreement ("Agreement") is made by and between Comstock Gold, LLC, a New York Limited Liability Company (“Seller”) and the Plum Mining Company, LLC, a Nevada Limited Liability Company (“Plum”).

Recitals

A.  Plum is the owner of all of the issued and outstanding membership interests of Plum Mining Company, LLC, a Nevada limited liability company (“Plum”).

B.  Seller is the owner of the leasehold interests on certain patented mining claims and mineral rights in Storey County, Nevada, under lease with D.W.C. Resources, a Nevada Corporation (the “Property” as more fully defined below). These mineral rights are commonly known as the Justice, Woodville and Keystone Leases to the 400’ level.

C.  Seller and Plum are parties to the Letter of Intent and Agreement in Principle dated April 28, 2005 (the “Letter Agreement”) pursuant to which Seller and Plum agreed to the basic terms of their agreement for the sale by Seller to Plum, or its nominee, of the Property.

D.  The parties desire to formalize the terms of their agreement as provided in this Agreement.

The parties, intending to be legally bound, agree as follows:

1.  Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

1.1  "Applicable Contract" means any Contract (a) under which Seller has or may acquire any rights or interests; (b) under which Seller has or may become subject to any obligations or liabilities; or (c) by which Seller, or any of the assets owned or used by it, is or may become bound, including the agreements, contracts and instruments described in Exhibit 1.

1.2  "Breach" means a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision; or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

1.3   "Closing" shall have the meaning defined in Section 2.3.

1.4  "Closing Date" means the date and time as of which the Closing actually takes place.

1.5  "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including:

(a) the sale of the Property by Seller to Plum and Plum's acquisition and ownership of the Property; and

(b) the performance by Plum and Seller of their respective covenants and obligations under this Agreement.

1.6  "Contract" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.7  “Due Diligence”means Plum’s examinations and investigations intended to determine the accuracy of Seller’s representations and warranties, the title to and value of the assets, and all other matters pertinent or related to Plum’s decision to close the Contemplated Transactions.

1.8  “Due Diligence Period” means the period of time during which Plum shall have the opportunity to conduct its due diligence investigation of Seller which period shall continue until August 15, 2005.

1.9  "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, underground water, drinking water supply, stream sediments, ambient air (including indoor air), all layers of atmosphere, plant and animal life, all living organisms and interacting natural systems that include components of air, land, water, organic or inorganic matter and living organisms and any other environmental medium or natural resource.

1.10  "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, loss, obligation, or other responsibility arising from or under Environmental Law or occupational safety and health law and consisting of or relating to:

(a)  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or occupational safety and health law;

(c) financial responsibility under Environmental Law or occupational safety and health law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or occupational safety and health law (whether or not such Cleanup has been required or requested by any governmental body or any other Person) and for any natural resource damages; or

(d)  any other compliance, corrective, investigative, or remedial measures required under Environmental Law or occupational safety and health law.

The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended ("CERCLA").

1.11  "Environmental Law" means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species, or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

1.12  "ERISA" means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.13  “Exhibits”means the exhibits attached to and by reference incorporated in this Agreement.

1.14  "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

1.15  "Governmental Authorization" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement.

1.16  "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or Plum.

1.17  "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution, and specifically including petroleum and all derivatives or synthetic substitutes and asbestos or asbestos-containing materials.

1.18  "Intellectual Property Assets" shall have the meaning defined in Section 3.19.

1.19  “IRC" means the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

1.20  "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

1.21  "Knowledge" means an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

(a)   such individual is actually aware of such fact or other matter; or

(b)  a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.22  "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

1.23  "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and the operating agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

1.24  "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, syndicate, estate, trust, trustee, administrator or other legal personal representative, association, organization, labor union, or other entity or governmental body however designated or constituted.

1.25  “Plum” means Plum Mining Company, LLC, a Nevada limited liability company, and its successors and assigns.

1.26  "Proceeding" means any action, arbitration, audit, hearing, investigation, inquiry, litigation, or suit (whether civil, quasi-criminal, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental, administrative, regulatory or similar body or arbitrator.

1.27  “Property” means the assets, interests, properties and rights described in Exhibit 1.1, including the leasehold interests on certain patented mining claims and mineral rights in Storey County, Nevada, under lease with D.W.C. Resources (Lease attached as Exhibit 1.2), a Nevada Corporation (the “Property”). These mineral rights are commonly known as the Justice, Woodville and Keystone Leases to the 400’ level.

1.28 “Purchase Price” means the purchase price for the Ownership Interests as provided in Section 2.2.

1.29 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

1.30 "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

1.31 "Securities Act" means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

1.32 "Seller" means Comstock Gold, LLC, a New York limited liability company and its successors and assigns.

1.33 “Tax” means assessments, charges, deductions, fees, imposts and levies assessed or imposed by any federal, provincial, state or local government agency, office or political subdivision.

1.34 "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

1.35 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

1.36 "Threatened" means a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.  Purchase, Sale and Transfer Ownership Interests; Closing.

2.1  Purchase and Sale. In consideration of Plum’s agreement to pay to Seller the sum of Three Hundred and Twenty Thousand Dollars ($320,000) and three million shares of GoldSpring, Inc. common stock, and the other consideration provided for in this Agreement, and subject to the terms and conditions of this Agreement, at the Closing Seller will sell and transfer the Property to Plum and Plum will purchase the Property from Seller.

2.2  Purchase Price. The purchase price for the Property will be Three Hundred and Twenty Thousand Dollars ($320,000) and three million shares of GoldSpring, Inc. common stock. The purchase price shall be payable as follows:

(a)     Upon execution of the Letter Agreement, Plum paid Seller US$10,000, the receipt of which is hereby acknowledged, in consideration for Plum’s exclusive right to evaluate the Property during the Initial Due Diligence and Evaluation Period.

(b)     At the Closing, upon execution of this Agreement, which we expect to occur on August 31, 2005, Plum shall issue to the individual members of Seller, as set forth in Exhibit 2, as assignees of Seller, three million shares of GoldSpring, Inc. common stock.

(c)  On December 31, 2005, Plum shall pay Seller the sum of US$16,000. Every 90 days thereafter Plum shall pay Seller an additional US$16,000, until the sum of $ 160,000 is met on March 31, 2008.
(d)  The balance if the Purchase Price ($150,00) shall be paid through a quarterly production royalty as set forth in this Section. Upon commencement of production of Minerals from the Property, Plum shall pay to Seller a quarterly production royalty of two percent (2%) of the net smelter returns of the Minerals produced and sold by plum from the Property, up to a maximum of $150,000. The term “Net Smelter Returns” shall mean the actual financial proceeds received from any mint, smelter, refinery, or other purchaser from the sale of bullion, dore, concentrates or finished products produced on the Property, less only the costs of (a) shipping costs, (b) all minting, smelter, or refinery costs, and (c) bullion tax payments.

2.3  Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of the Plum Mining Company, located at 1200 American Flat Road, Gold Hill, Nevada 89440, on or before August 31, 2005 at 10:00 a.m., or at such other time or place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

2.4  Closing Obligations. At the Closing:

(a)	Seller will deliver to Plum:

(i) certificates that on completion of the Closing, Plum shall be the owner of the Property;

(ii) the executed consent of D.W.C. Resources, approving the assignment to Plum of the Lease Agreement for the Property dated February 14, 2003 between Seller and D.W.C. Resources;

(iii) a certificate executed by Seller representing and warranting to Plum that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Exhibits that were delivered by Seller to Plum before the Closing Date); and
(iv) all other documents which Seller is obligated to execute and deliver on or before the Closing.

(b)	Plum will deliver to Seller:

(i) certificates in the names of the individual members of Seller, as set forth in Exhibit 2, representing an aggregate three million shares of GoldSpring, Inc. common stock;

(ii) the Note in the form attached to this Agreement as Exhibit 3 duly executed by Plum;

(iii) a certificate executed by Plum to the effect that, except as otherwise stated in such certificate, each of Plum's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and

(iv) all other documents which Plum is obligated to execute and deliver on or before the Closing.

3.  Covenants, Representations and Warranties. Seller covenants, represents and warrants to Plum as follows and acknowledges that Plum is relying upon the following covenants, representations and warranties in connection with its purchase of the Property:

3.1  Organization and Good Standing.

Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of New York and has full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under this Agreement and the Applicable Contracts. Seller is duly qualified to do business as a foreign limited liability company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

3.2  Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the written assurances as Plum reasonably requests that Seller execute and deliver (the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform their obligations under this Agreement and the Seller’s Closing Documents. Each of this Agreement and the Seller’s Closing Documents required to be delivered by the Seller at Closing has been duly authorized by the Seller.

(b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of, or give any governmental body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order to which Seller, or any of the assets owned or used by Seller, may be subject;

(ii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the business of, or any of the assets owned or used by, a Seller;

(iii) cause Plum or Seller to become subject to, or to become liable for the payment of, any Tax;

(iv) cause any of the assets owned by the Seller to be reassessed or revalued by any taxing authority or other governmental body;

(v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(vi) result in the imposition or creation of any encumbrance upon or with respect to any of the assets owned or used by Seller.

Seller is not or will not be required to give any notice to or obtain any approval or consent from any Person or file with any governmental entity, regulatory body, court or other Person in connection with the execution, delivery or performance of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3  Title to Properties; Encumbrances. Exhibit 1 contains a complete and accurate list of all agreements, assets, contracts, interests, instruments, properties and rights included in the Property, and Seller has delivered or made available to Plum copies of all documents instruments and writings relating to such matters. Seller covenants, represents and warrants that Seller has good and marketable title to all of the assets described in Exhibit 1 free and clear of any claims, encumbrances, liens or security interests.

Seller covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Agreement, that the Applicable Contracts for any lands, mineral rights, patented mining claims, unpatented mining claims or water rights which comprise part of the Property are valid and in full force and effect and that Seller is not aware of any act or omission, nor has Seller received notice from any third party of any act or omission, which would constitute a breach, default or violation of such Applicable Contracts, and that such Applicable Contracts are free and clear of all claim, encumbrances and liens.

On or before the Closing, Seller shall cause the claimant or holder of any claim, encumbrance, lien or security interest to execute and deliver a discharge, release and waiver of any such claim, encumbrance, lien or security interest in form acceptable to Plum such that each claim, encumbrance, lien or security interest shall have been fully released and terminated.

3.4  Compliance With Legal Requirements; Governmental Authorizations.

(a) Seller has not received, at any time since February 14, 2003, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement related to the Property; or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature related to the Property.

3.5  Legal Proceedings; Orders.

(a)	There is no pending Proceeding:

(i) that has been commenced by or against Seller that relates to the Property; or

(ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller (1) no such Proceeding has been Threatened; and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)	There is no order related to the Property to which Seller is subject;

(i) Seller is, and at all times since February 14, 2003 has been, in full compliance with all of the terms and requirements of each order related to the Property to which Seller is or has been subject;

(ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any order related to the Property to which Plum is subject; and

(iii) Seller has not received, at any time since February 14, 2003, any notice or other communication (whether oral or written) from any governmental body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any order related to the Property to which Seller is or has been subject.

3.6  Contracts; No Defaults.

(a) Exhibit 1 contains a complete and accurate list, and Seller has delivered to Plum true and complete copies, of:

(i) each lease, rental or occupancy agreement, license, royalty, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the Property;

(ii) each Applicable Contract containing covenants that in any way presently or prospectively purport to restrict or materially adversely affect the business activity or financial position of Plum or any Affiliate of Plum with respect to the Property or limit the freedom of Plum or any Affiliate of Plum to engage in any line of business or to compete with any Person with respect to the Property

(iii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing; and

(xv) each Applicable Contract which expires or may expire, if the same is renewed or extended at the unilateral opinion of any other person, more than one year after the date hereof.

Exhibit 1 states reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment under the Contracts and Seller’s office where details relating to the Contracts are located.

(b)	Except as stated in Exhibit 1:

(i) Plum has not acquired any rights under, and Plum has not or may not become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Seller; and

(ii) no manager, member, officer, director, agent, employee, consultant, or contractor of Plum is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Seller; or (B) assign to Seller or to any other Person any rights to any invention, improvement, or discovery.

(c) Except as stated in Exhibit 1, each Contract identified or required to be identified by Seller is in full force and effect and is valid and enforceable in accordance with its terms.

(d) Except as stated in Exhibit 1:

(i) Seller is, and at all times since February 14, 2003 has been, in full compliance with all applicable terms and requirements of each Contract related to the Property under which Seller has been or had any obligation or liability;

(ii) each other Person that has or had any obligation or liability under any Contract related to the Property under which Seller has or had any rights is, and at all times since February 14, 2003 has been, in full compliance with all applicable terms and requirements of such Contract;

(iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Plum or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv) Seller has not given to or received from any other Person, at any time since February 14, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract related to the Property.

3.7  Insurance.

(a)	Seller has delivered to Plum:

(i) true and complete copies of all policies of insurance related to the Property to which Seller is a party; and

(ii) true and complete copies of all pending applications for policies of insurance related to the Property; and

(iii) All policies to which Seller is a party that provide coverage on the Property;

(A) are valid, outstanding, and enforceable;

(B) are issued by a responsible insurer that is financially sound and reputable;

(C) taken together, provide adequate insurance coverage for the Property and for all risks to which Seller is normally exposed with respect to the Property and no other insurance is necessary to the conduct of the business or would be considered desirable by a prudent Person operating a business similar to the Seller’s business;

(D) are sufficient for compliance with all Legal Requirements and Contracts related to the Property to which any of Seller is a party or by which it is bound;

(iv) Seller has not received (A) any refusal of coverage for the Property; or (B) any notice of cancellation or any other indication that any insurance policy related to the Property is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations;

(v) Seller has paid all premiums due, and has otherwise performed all of Seller’s obligations, under each policy that provides coverage for the Property;

(vi) Seller has given notice to the insurer of all claims that may be insured.

3.8  Environmental Matters.

(a) Seller is, and at all times has been, in full compliance with, and have not been and are not in violation of or liable under, any Environmental Law. Seller has no basis to expect, nor has Seller, or any Person for whose conduct Seller is or may be held to be responsible received, any actual or Threatened order, notice, or other communication related to the Property from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Property, or with respect to any property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or, to the Knowledge of Seller, Threatened claims, encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Property.

(c) Seller has no basis to expect, nor has Seller or any other Person for whose conduct Seller is or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Property, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d) Seller, or any other Person for whose conduct Seller is or may be held responsible, has no Environmental, Health, and Safety Liabilities with respect to the Property or with respect to any other properties and assets (whether real, personal or mixed) comprising the Property in which Seller (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Property.

(e) There are no Hazardous Materials present on or in the Environment on the Property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Property or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller, nor any other Person for whose conduct Seller is or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Property or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws.

(f) There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials on the Property, or any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g) Seller has delivered to Plum true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities on the Property, or concerning compliance by Seller or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws.

3.9  Disclosure.

(a) No representation or warranty of Seller in this Agreement and no statement in this Agreement and the Exhibits omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.10  Brokers or Finders. Seller and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4.  Representations and Warranties of Plum. Plum represents and warrants to Seller as follows and acknowledges that the Seller is relying upon the following representations and warranties in connection with its purchase of the Property:

4.1  Organization and Good Standing. Plum is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Nevada, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use.

4.2  Authority; No Conflict.

(a) This Agreement constitutes the legal, valid, and binding obligation of Plum enforceable against it in accordance with its terms. Upon the execution and delivery by Plum of the instruments which Plum is obligated to execute and deliver on or before the Closing (collectively, "Plum's Closing Documents"), Plum's Closing Documents will constitute the legal, valid, and binding obligations of Plum, enforceable against Plum in accordance with their respective terms. Plum has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and Plum's Closing Documents and to perform its obligations under this Agreement and Plum's Closing Documents.

(b) Neither the execution and delivery of this Agreement by Plum, nor the consummation or performance of any of the Contemplated Transactions by Plum will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of the Organizational Documents of Plum;

(ii) any resolution adopted by the board of directors or the members of Plum;

(iii) any Legal Requirement or order to which Plum may be subject; or

(iv) any Contract to which Plum is a party or by which it may be bound.

Plum is not or will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3  Certain Proceedings. There is no pending Proceeding that has been commenced against Plum and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Plum's Knowledge, no such Proceeding has been Threatened.

4.4  Brokers or Finders. Plum and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Plum as a result of the action of Plum or its officers or agents.

5.  Covenants of Seller Before Closing Date.

5.1  Due Diligence Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will, and will cause its Representatives to: (a) afford Plum and its Representatives and prospective lenders and their Representatives (collectively, "Plum's Advisors") full and free access to the Property and any related contracts, books and records, and other documents and data; (b) furnish Plum and Plum's Advisors with copies of all such contracts, books and records, and other existing documents and data as Plum may reasonably request; and (c) furnish Plum and Plum's Advisors with such additional financial, operating, and other data and information as Plum may reasonably request. No investigation made by Plum or the Plum advisers shall affect Plum’s right to rely on any representation or warranty made by the Seller in this Agreement or in any agreement contemplated in this Agreement or derogate from the Seller’s acknowledgment of such reliance in Section 3.

5.2  Required Approvals. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by Seller in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Seller will (a) cooperate with Plum with respect to all filings that Plum elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions.

5.3  Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Plum in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, Seller will promptly notify Plum of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

5.4  No Negotiation. Seller represents and warrants that Seller is not presently negotiating with any other party for the sale of the Property, and that Seller has not entered into any agreement or understanding, whether binding or not, relative to Plum or the Assets, except the Letter Agreement and this Agreement. Until such time this Agreement is terminated pursuant to Section 9, Seller will not, and will cause each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Plum) relating to any transaction involving the sale of the Property, or any merger, consolidation, business combination, or similar transaction involving the Property. Seller covenants that Seller will inform Plum promptly of any inquiries received by Seller from any third party concerning any proposed transaction within the scope of this Section 5.5.

5.5  Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use Seller’s Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

6.  Covenants of Plum Before Closing Date.

6.1  Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Plum will, and will cause each of its related persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Plum will, and will cause each related person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, provided that this Agreement will not require Plum to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

6.2  Best Efforts. Except as stated in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Plum will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

7.  Conditions Precedent to Plum's Obligation to Close. Plum's obligation to purchase the Property and to take the other actions required to be taken by Plum at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (each of which is acknowledged to be for the exclusive benefit of Plum and any of which may be waived by Plum, in whole or in part):

7.1  Accuracy of Representations.

(a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true and accurate in all material respects as of the date of this Agreement, and must be true and accurate in all material respects as of the Closing Date as if made on the Closing Date.

(b) Each of Seller’s representations and warranties in Sections 3.9 must have been true and accurate in all respects as of the date of this Agreement, and must be true and accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Exhibits.

(c) Plum shall have received certificates confirming the foregoing signed for and on behalf of the Seller by a managing member of the Seller in form and substance satisfactory to Plum and Plum’s counsel.

7.2  Seller’s Performance.

(a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations in Sections 5.3 and 5.6 must have been performed and complied with in all respects.

(c) Plum shall have received certificates confirming the foregoing signed for and on behalf of the Seller by a managing member of Seller in form and substance satisfactory to Plum and Plum’s counsel.

7.3  Consents. Each of the consents identified in this Agreement must have been obtained and must be in full force and effect.

7.4  Due Diligence. Seller shall have permitted Plum and its representatives to have conducted such due diligence investigations of the Property, including title to the Property, as Plum shall have considered necessary or advisable and Plum shall be satisfied from its due diligence investigation of the Property on or before August 31, 2005.

7.5  No Transactions. From the date of the Letter Agreement to and including the Closing Date, Seller shall not have effected or taken any steps to effect any transaction or action involving the Property out of the ordinary course of business without Plum’s prior written consent.

7.6  No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Seller, or against any Person affiliated with Seller, or against any person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.7  No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Plum or any Person affiliated with Plum to suffer any material adverse consequence under (a) any applicable Legal Requirement or order; or (b) any Legal Requirement or order that has been published, introduced, or otherwise proposed by or before any governmental body.

8.  Conditions Precedent to Seller’s Obligation to Close. Seller’s obligation to sell the Property and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1  Accuracy of Representations. All of Plum's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been true and accurate in all material respects as of the date of this Agreement and must be true and accurate in all material respects as of the Closing Date as if made on the Closing Date.

8.2  Plum’s Performance.

(a) All of the covenants and obligations that Plum is required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b) Plum must have delivered each of the documents required to be delivered by Plum pursuant to Section 2.4 and delivered the share certificates required to be delivered by Plum pursuant to Section 2.2(b).

8.3  No Injunction. There must not be in effect any Legal Requirement or any injunction or other order that (a) prohibits the sale of the Property by Seller to Plum; and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.  Termination.

9.1  Termination Events. This Agreement may, by notice given before or at the Closing, be terminated:

(a) by Plum, in its sole and exclusive discretion, at any time before expiration of the Due Diligence Period;

(b) by either Plum or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

(c)  (i) by Plum if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Plum to comply with its obligations under this Agreement) and Plum has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(d)  by mutual consent of Plum and Seller; or

(e) by either Plum or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2005, or such later date as the parties may agree upon.

9.2  Effect of Termination. Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.  Indemnification; Remedies.

10.1  Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the certificate delivered pursuant to Section 2.4(a), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

10.2  Indemnification and Payment of Damages by Seller. Seller will defend, indemnify and hold harmless Plum, and Plum’s respective past or present Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Exhibits) or any other certificate or document delivered by Seller pursuant to this Agreement;

(b) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date, other than any such Breach that is disclosed by Seller to Plum in a pre-closing notice, is expressly identified in the certificate delivered pursuant to Section 2.4(a) as having caused the condition specified in Section 7 not to be satisfied and is expressly waived in writing by Plum;

(c) any Breach by Seller of any covenant or obligation of Seller in this Agreement; or

(d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or (or any Person acting on Seller’s behalf) in connection with any of the Contemplated Transactions.

Plum shall have the right to credit and setoff against the Purchase Price and any payments due under the Note any and all of the Damages, as and when incurred, which Plum incurs as a result of any Breach by Seller under this Agreement. The remedies provided in this Section 10.3 will not be exclusive of or limit any other remedies that may be available to Plum or the other Indemnified Persons.

10.3  Indemnification and Payment of Damages by Seller - Environmental Matters. In addition to the provisions of Section 10.2 Seller, will indemnify and hold harmless Plum and the other Indemnified Persons for, and will pay to Plum and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

any Environmental, Health, and Safety Liabilities arising out of or relating to: (A) the ownership or condition at any time on or before the Closing Date of the Property; or (B) any Hazardous Materials or other contaminants that were present at the Property at any time on or before the Closing Date; or

Plum will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.5 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

10.4  Indemnification and Payment of Damages by Plum. Plum will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Plum in this Agreement or in any certificate delivered by Plum pursuant to this Agreement; (b) any Breach by Plum of any covenant or obligation of Plum in this Agreement; or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Plum (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

10.5  Procedure For Indemnification-Third Party Claims.

(a) Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

(b) If any Proceeding referred to in Section 10.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate; or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) Seller consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.

10.6  Procedure For Indemnification-Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.  General Provisions.

11.1  Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

11.2  Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Plum determines. Unless consented to by Plum in advance or required by Legal Requirements, before the Closing Seller shall keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person.

11.3  Confidentiality. Between the date of this Agreement and the Closing Date, Plum and Seller will maintain in confidence, and will cause the advisors, agents, directors, employees, managers, members and representatives of Plum and Seller to maintain in confidence, and not use to the detriment of another party any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

11.4   Legends. The share certificates representing the Goldspring, Inc. common stock issued pursuant to Section 2.2(b) hereof shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”) AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE ACT.  THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

11.5  Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt); (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers stated below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:	Comstock Gold, LLC
Attn: Don Yeier, Managing Director
5 Ithaca Road
Candor, NY 13743
Fax: 607-659-4000

Plum:	GoldSpring Inc.
Attn: Robert Faber, President and CEO
P.O. Box 1118
Virginia City, NV 89440
Fax: 775-847-4762

11.6  Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Nevada, County of Washoe, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern Division of the District of Nevada, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.7  Further Assurances. The parties agree (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

11.8  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.9  Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter Agreement) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.10  Assignments, Successors, and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties except that Plum may assign any of its rights under this Agreement to any parent, subsidiary or affiliate company of Plum. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

11.11  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.12  Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

11.13  Time of Essence. With regard to all dates and time periods stated or referred to in this Agreement, time is of the essence.

11.14  Governing Law. This Agreement will be governed by the laws of the State of Nevada without regard to conflicts of laws principles.

11.15  Counterparts; Facsimile. This Agreement may be executed and delivered in one or more counterparts, including counterparts delivered by facsimile, portable document format (PDF), or otherwise, each of which shall constitute an original document, and all of which taken together shall constitute one and the same instrument. A party providing its signature buy facsimile, PDF or otherwise shall promptly forward to the other party an original of the executed copy of this Agreement which was so delivered by facsimile or other means.

11.16  Independent Representation. The parties acknowledge that the terms of this Agreement have been negotiated by Seller and Plum, as represented by their respective counsel, concerning the Contemplated Transactions to the end that any and all nonstandard terms and previous oral agreements and understandings of the parties have been placed in this Agreement and reduced to writing. The parties acknowledge that certain provisions of this Agreement and the instruments to be executed and delivered by the parties in accordance with this Agreement may have been drafted by one party, but acknowledge that neither this Agreement nor any instrument executed by any party in accordance with this Agreement shall be construed for or against a party by reason of such party’s drafting or participation in the drafting of such instrument.

The parties have executed and delivered this Agreement effective as of August 31, 2005.

Comstock Gold, LLC	The Plum Mining Company, LLC

By	By
Don V. Yeier, Managing Director	Robert T. Faber, Manager

Purchase Agreement
Description of Exhibits

Exhibit 1.1	Description of Property

Exhibit 1.2	Lease Agreement for the Property between D.W.C. Resources and Comstock Gold, LLC dated February 14, 2003

Exhibit 2	Comstock Gold, LLC Member List

Exhibit 3	Note

EXHIBIT 1.1

PATENTED CLAIMS:

Justice	MS 48	APN 800-001-14

Keystone	MS 53	APN 800-001-16

Woodville	MS 55	APN 800-001-15

RIGHT OF FIRST REFUSAL

In addition to the property rights listed above, Seller shall grant Plum a right of first refusal for all mineral interests owned or leased by Comstock Gold, LLC at the Closing Date.

NO OTHER MATERIAL CONTACTS

Other than the Lease Agreement dated February 14, 2003 between D.W.C. Resources and Comstock Gold, LLC, there are no other outstanding material contracts related to the Property.

EXHIBIT 2

LIST OF MEMBERS OF COMSTOCK GOLD, LLC

BREAKDOWN OF GOLDSPRING SHARE DISTRIBUTION

Arthur Gillman	75,000 shares

Carl Fielding	150,000 shares

Ronald L. Greene	75,000 shares

Gary S. Hand	375,000 shares

Dr. Joseph Sylvan	75,000 shares

Stephen J. Russell	525,000 shares

Dr. Donald M. Werner	300,000 shares

Derek V. Yeier	75,000 shares

Don V. Yeier	450,000 shares

DDC Gold Investors, JV	900,000 shares

TOTAL	3,000,000 SHARES OF GOLDSPRING, INC. RESTRICTED COMMON STOCK